U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                     FORM 4

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 of Section 30(f) of the Investment Company Act of 1940


 [_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

________________________________________________________________________________
Name and Address of Reporting Person

Masterson                 Linda                     H.
--------------------------------------------------------------------------------
(Last)                  (First)                   (Middle)

                     10400 Trademark Street
--------------------------------------------------------------------------------
                       (Street)


Rancho Cucamonga,          CA                        91730
--------------------------------------------------------------------------------
City                    (State)                     (Zip)

________________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol

      LifePoint, Inc. - LFP


________________________________________________________________________________
3. IRS or Social Security Number of Reporting Person
   (Voluntary)

      ###-##-####
________________________________________________________________________________
4. Statement for Month/Year

      10/00

________________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.  Relationship of Reporting Person to Issuer
    (Check if Applicable)

    [X] Director                        [_] 10% Owner
    [X] Officer (give title below)      [_] Other (specify

 President and CEO
 -----------------------------------------------

================================================================================

 Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
----------------------------------------------------------------------------------------------------
------------------------------ ----------------- ------------------ --------------------------------
1.  Title of Security          2. Transaction    3. Transaction     4. Securities Acquired (A) or
   (Instr. 3)                  Date                 Code            Disposed of (D) (Instr. 3, 4,
                               (Month/Day/Year)     (Instr. 8)      and 5)





------------------------------ ----------------- ------------------ --------------------------------
------------------------------ ----------------- ---------- ------- ----------- --------- ----------
                                                   Code       V     Amount      (A) or    Price
                                                                                (D)
------------------------------ ----------------- ---------- ------- ----------- --------- ----------
------------------------------ ----------------- ---------- ------- ----------- --------- ----------
Common Stock, $.001 par value  N/A                N/A               N/A


------------------------------ ----------------- ---------- ------- ----------- --------- ----------
------------------------------ ----------------- ---------- ------- ----------- --------- ----------


------------------------------ ----------------- ---------- ------- ----------- --------- ----------
------------------------------ ----------------- ---------- ------- ----------- --------- ----------

---------------- ----------- --------------- -------------------------------------------------------
5. Amount of     6. Owner-   7. Nature of
Securities       ship Form:  Indirect
Beneficially     Direct      Beneficially
Owned at End     (D) or      Ownership
of Month         Indirect    (Instr. 4)
(Instr. 3 and    (I)
4)               (Instr. 4)

--------------- ----------- --------------- -------------------------------------------------------
--------------- ----------- --------------- -------------------------------------------------------


--------------- ----------- --------------- -------------------------------------------------------
--------------- ----------- --------------- -------------------------------------------------------
 1,013,750          D           N/A

--------------- ----------- --------------- -------------------------------------------------------
--------------- ----------- --------------- -------------------------------------------------------


--------------- ----------- --------------- -------------------------------------------------------
--------------- ----------- --------------- -------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


Form 4 (continued)

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
---------------------------- ------------- ------------- --------------- --------------- ---------------- -------------------------
1. Title of Derivative       2.            3.            4.              5. Number of    6. Date          7. Title and Amount of
Security (Instr. 3)            Conver-     Transaction   Transaction     Derivation      Exercisable      Underlying Securities
                               sion        Date          Code (Instr.    Securities      and Expiration   (Instr. 3 and 4)
                               or          (Month/Day/                   Acquired (A)    Date
                               Exercisable  Year)                        or Disposed     (Month/Date/Year)
                               Price                                     of (D)
                               of                                        (Instr. 3,4,
                               Derivative                                and 5)
                               Security


---------------------------- ------------- ------------- --------------- --------------- ---------------- -------------------------
---------------------------- ------------- ------------- ------- ------- -------- ------ -------- ------- ------------ ------------
                                                         Code      V     (A)      (D)    Date     Expira-   Title      Amount or
                                                                                         Exerci-  tion                 Number of
                                                                                         sable    Date                 Shares
---------------------------- ------------- ------------- ------- ------- -------- ------ -------- ------- ------------ ------------
---------------------------- ------------- ------------- --------------- --------------- ---------------- ------------ ------------
Stock Option                 $6.00          10/20/00      A              120,000    0      (1)    10/19/10  Common      120,000
                                                                                                            Stock
---------------------------- ------------- ------------- --------------- --------------- ---------------- -------------------------
---------------------------- ------------- ------------- --------------- --------------- ---------------- -------------------------

------------- ------------- ----------- -----------
8. Price of   9. Number     10.         11.
Derivative    of            Ownership   Nature of
Security      Derivative    Form of     Indirect
(Instr. 5)    Securities    Derivative  Beneficial
              Beneficially  Security:   Ownership
              Owned at      Direct      (Instr. 4)
              end of        (D) or
              month         Indirect
              (Instr. 4)    (I)
                            (Instr. 4)

------------- ------------- ----------- -----------
------------- ------------- ----------- -----------



------------- ------------- ----------- -----------
------------- ------------- ----------- -----------
 0             2,476,250       D           N/A


------------- ------------- ----------- -----------
------------- ------------- ----------- -----------

-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

   (1) The option become exercisable as to 30,000 shares on 10/20/01 and as to 2500 shares on the 20th of each month thereafter for 36 months thereafter.




                      /s/ Linda H. Masterson                      11/8/00
                     -----------------------------------         -------
                      Signature of Reporting Person               Date



  **Intentional  misstatements or omissions of facts constitute Federal Criminal
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

  Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.